July 2013 Pricing Sheet dated July 5, 2013 relating to Preliminary Terms No. 911 dated June 24, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Buffered Participation Securities Based on the Value of the Russell 2000® Index due July 10, 2015
Principal at Risk Securities
PRICING TERMS – JULY 3, 2013
Issuer:	Morgan Stanley
Maturity date:	July 10, 2015
Underlying index:	Russell 2000® Index (the “index”)
Aggregate principal amount:	$3,107,500
Payment at maturity:
•      If the final index value is greater than the initial index value:
$10 + ($10 x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the final index value is less than or equal to the initial index value but greater than or equal to 904.851, which is 90% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than the buffer amount of 10% from the initial index value:
$10
•      If the final index value is less than 904.851, which is 90% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 10% from the initial index value:
$10 x (index performance factor + buffer amount)
This amount will be less, and possibly significantly less, than the stated principal amount of $10.  However, under no circumstances will the securities pay less than $1 per security at maturity.

Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,005.39, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	July 7, 2015, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$1 per security (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.85 per security (128.50% of the stated principal amount)
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	July 5, 2013
Original issue date:	July 10, 2013 (3 business days after the pricing date)
CUSIP / ISIN:	61762E836 / US61762E8369
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:	$9.6052 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$10	$0.225	$9.775
Total	$3,107,500	$69,918.75	$3,037,581.25
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co. LLC, a fixed sales commission of $0.225 for each security they sell.  For additional information, see  “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Russell Investments, and Russell Investments makes no representation regarding the advisability of investing in the securities.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 911 dated June 24, 2013          Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011                 Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.